EXHIBIT 99.9

PROMISSORY NOTE

$ 557,500                                                                                                                                                                                            September 2, 2008

FOR VALUE RECEIVED, ABC Funding, Inc., a Nevada corporation with an address at 4606 FM 1960 West, Suite 400, Houston, Texas 77069 (the “Company”) promises to pay to the order of Global Hunter Securities, LLC ("Holder"), at 601 Poydras Street, Suite 2025, New Orleans, Louisiana 70130 or at any other address as Holder may designate by written notice to the Company at the address of the Company above by certified mail, the principal sum of  FIVE HUNDRED FIFTY-SEVEN THOUSAND FIVE HUNDRED AND 00/100 DOLLARS (the "Principal Amount"), without interest,  in the lawful currency of the United States of America, in immediately available funds, which Principal Amount shall be due and payable on the date and on such terms as are hereinafter provided.

The Company will pay the entire Principal Amount in full on March 15, 2009 (the "Maturity Date").   The Company may prepay the Principal Amount outstanding in whole or in part at any time without penalty.

This Note is the promissory note referred to in that certain Accord and Satisfaction Agreement, dated as of September 2, 2008, between the Company and Holder (the “Agreement”) and represents a portion of the fees and expenses agreed therein to be paid to Holder with respect to the Company’s entry into a credit facility with CIT Capital USA, Inc., all as set forth in the Agreement.

The Company hereby waives presentment, protest and notice of dishonor.

If the Principal Amount due to Holder under this Note is not paid in full when due, the Company hereby agrees to pay interest on the amount in default, payable on demand, at a rate equal to 7½ % per annum, accrued from the date hereof until such overdue amount is paid in full; provided, that, in no event shall interest charged hereunder exceed the maximum rate permitted by applicable law.

This Note is made under, and shall be governed by, the laws of the State of Texas (without giving effect to provisions relating to conflicts of law) in all respects, including matters of construction, validity and performance, and it is understood and agreed that none of its terms or provisions may be waived, altered, modified or amended except by a writing executed by Holder and the Company.

This Note and the obligations hereunder shall not be assignable or transferable by the Company without the prior written consent of Holder.  Subject to the preceding sentence, all of the terms and provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed as of the date first above written.
ABC FUNDING, INC. By: _/s/ Robert P. Munn______________ Robert P. Munn, Chief Executive Officer